EXHIBIT 10.1

June 11, 2015

Mr. Giulio Berardesca
Anixter International Inc.

Dear Giulio:

The details of the Consulting Agreement we discussed follow below:

Consulting Agreement

This Consulting Agreement is entered into between Anixter Inc. (“Anixter”) and Giulio Berardesca (“Consultant”).

1.	Effective Date. The Effective Date of this Consulting Agreement is July 1, 2015.

2.
Appointment. Anixter hereby appoints Consultant to provide general consulting services as mutually determined by Anixter and Consultant. Services performed under this Consulting Agreement will be under the direction, and at the request, of the President and Chief Executive Officer of Anixter.

3.	Consulting Term. This Consulting Agreement shall be in full force and effect for the period commencing on July 1, 2015 and ending on June 30, 2017.

4.
Consideration. In consideration for Consultant’s agreement to provide consulting services hereunder, Anixter will permit the continued vesting of Consultant’s unvested restricted stock units outstanding as of June 30, 2015 up through but not beyond the vesting period that will take place on or about June 30, 2017.

5.
Applicable Taxes and Withholdings. In the event Anixter makes any cash payment to Consultant under this Consulting Agreement, Anixter will not withhold any applicable taxes, including, but not limited to, FICA (Social Security and Medicare taxes), state or federal income tax from Consultant’s payments, make FICA payments on Consultant’s behalf, or make local, state or federal unemployment compensation contributions on Consultant’s behalf. Consultant agrees to pay all taxes incurred while performing services under this Consulting Agreement, including all applicable income taxes and, if Consultant is not a corporation, all self-employment (Social Security) taxes.

6.	Assignment. Consultant shall not assign or subcontract any of his rights, duties, or obligations under this Consulting Agreement to any other person without Anixter’s prior written consent.

7.	Works Made for Hire. Consultant agrees that all methodologies, implementation plans, computer programs, documentation, and other copyrightable works created by Consultant

Mr. Giulio Berardesca
June 11, 2015

during the term of this Consulting Agreement and materially related to Anixter’s business shall be considered “works made for hire” under the copyright laws of the United States. In addition, Consultant hereby transfers and assigns to Anixter all rights in the copyrights embodied in such materials.

8.
Relationship of Parties. Consultant will act as an independent contractor and not as an employee or agent of Anixter, and Consultant will not be entitled to any of the rights and benefits customarily extended to Anixter employees. Consultant shall not represent himself as an agent of Anixter. Consultant shall have no authority to bind Anixter or incur other obligations on behalf of Anixter.

9.
Confidentiality and Non-Disparagement. The existence of this Consulting Agreement and the terms and conditions contained in this Consulting Agreement shall be deemed confidential information and shall not be disclosed by Consultant to anyone other than his spouse or legal and tax advisors, or cause them to be made public through any oral or written communication without Anixter’s prior written consent. Consultant further agrees that he will not disparage Anixter, its business practices, directors, or employees. Consultant acknowledges and agrees that a violation of this paragraph will cause Anixter immediate and irreparable harm and that the damages that Anixter will suffer will be difficult or impossible to measure. Notwithstanding anything contained in this Consulting Agreement to the contrary, during the term of this Consulting Agreement, Consultant may inform recruiters, prospective employers, or any individuals who may assist him in his efforts to find employment of the fact that he has “a consulting agreement with Anixter” and after the term of the Consulting Agreement, Consultant may inform recruiters, prospective employers, or any individuals that may assist him in his efforts to find employment that he had “a consulting agreement with Anixter” after his employment with Anixter ended.

10.
Termination. In the event either party breaches an obligation under this Consulting Agreement, the other party may terminate the Consulting Agreement immediately upon written notice to the breaching party.

11.
Limitation of Liability. Except for Consultant’s indemnity, non-disparagement, and confidentiality obligations under this Consulting Agreement, the sole and exclusive remedy of any party for any claim, loss, or damage in any way related to, or arising out of, this Consulting Agreement shall be limited to its actual, direct damages and shall not under any circumstances, extend to any lost profits, any loss of business, or any indirect, consequential, incidental, exemplary, or punitive losses or damages of any kind or nature.

12.
Notice. Any notice, request, demand, consent, or other communication provided or permitted hereunder shall be in writing and given by personal delivery or by overnight mail, addressed to the other party for which it is intended at its or his address below:

For notices and communication to Anixter:

Anixter Inc.
2301 Patriot Blvd.
Glenview, IL 60026
Attention: Rod Smith, EVP - Human Resources

Mr. Giulio Berardesca
June 11, 2015

For notices and communications to Consultant:

The most recent address on file in the payroll records of Anixter provided, however, that either party may change his or its address for purposes of receipt of any such communication by giving ten (10) days prior written notice of such change to the other party in the manner prescribed above. Any notice so given shall be deemed to have been received on the date on which it was delivered in person or the day after it was mailed if sent by overnight mail.

13.
Waiver. No waiver of the terms and conditions of this Consulting Agreement, or the failure of either party to strictly enforce any such term or condition on one or more occasions, shall be construed as a waiver of the same or of any other terms or conditions of this Consulting Agreement on any other occasion.

14.
Non-Compete Agreement. Consultant will be required to sign Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement form (“Non-Compete Agreement”) included herein as Appendix 1. The Non-Compete Agreement must be signed by Consultant prior to or concurrent with the execution of this Consulting Agreement.

15.
Entire Agreement. This Consulting Agreement contains the entire agreement between the parties in relation to the subject matter hereof. This agreement shall not be amended or modified, except in writing, duly executed by the parties hereto.

16.
Survival of Provisions. The provisions of this Consulting Agreement relating to limitation of liability, confidentiality, non-disparagement, and indemnification shall survive the expiration or termination of this Agreement.

17.
Acknowledgment. Consultant hereby acknowledges that the terms and conditions of this Consulting Agreement are reasonable and that the Consultant has had an opportunity to seek independent legal advice with respect thereto.

I have read this agreement and accept the consulting assignment as outlined.

/s/ Giulio Berardesca	June 11, 2015
Giulio Berardesca	Date

Anixter Inc.
By: /s/ Bob Eck
Bob Eck

Its: /s/ President & CEO
President & CEO

Date: June 11, 2015

Appendix 1
CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT
This Confidentiality, Non-Compete and Non-Solicitation Agreement (“Non-Compete Agreement”) is made by and between Anixter Inc., its parent, subsidiaries and affiliates (collectively, the “Company”) and Giulio Berardesca (the “Consultant”).

WHEREAS Anixter has retained Consultant to perform certain services pursuant to the terms and conditions set forth in a Consulting Agreement effective July 1, 2015;

NOW THEREFORE, as a condition of and in consideration of the Consulting Agreement, and other good and valuable consideration, including access to the Company’s Confidential and Proprietary Information, acknowledged herein as sufficient, Consultant agrees as follows:

1.     Confidential and Proprietary Information Obtained During Consulting Period. Consultant shall not use or disclose to any person or entity, directly or indirectly, other than in the regular and proper course of the Company’s business, any confidential or proprietary information, knowledge or data about the Company’s business, that is not in the public domain, learned or obtained by Consultant while contracted by the Company, concerning prices paid and arrangements made with suppliers, prices obtained and margins earned from customers, customer lists, key decision makers and contacts at customers, budgets and sales, marketing or vendor strategies, information concerning prospective customers, quotations, bids or proposals to customers and prospective customers, employee information, compensation structures, bonus or other incentive program information or any other information, knowledge or data, the use or disclosure of which might harm the Company (all of the foregoing referred to herein collectively as “Confidential and Proprietary Information”), except as required by law, in which case Consultant shall give the Company prompt written notice of any such proposed use or disclosure.

2.     Return of Company Property Upon Conclusion of Consulting Agreement. All files, documents, records, data or other material, whether in electronic or non-electronic form, pertaining to Consultant’s work with the Company, which come into Consultant’s possession, are the Company’s exclusive property to be used only in the performance of Consultant’s duties for the Company and shall not be copied or removed from the Company’s premises except for the Company’s business. Consultant shall return all such materials, including all copies, to the Company upon the earlier of a request by the Company, the expiration of the Consulting Agreement, or termination of the Consulting Agreement, whether such termination is occasioned by Consultant or by the Company, with or without cause.

3.     Non-Competition. From July 1, 2015 until June 30, 2017 (the “Restricted Period”), Consultant shall not, directly or indirectly, accept employment with or render service, in any capacity, to any corporation or entity that (i) competes with the Company in connection with the distribution or sale of any products, components or services which are the same or similar to those distributed or sold by the Company during the twelve (12) month period immediately preceding the effective date of the Consulting Agreement, (ii) sold any products, components or services to the Company as a supplier, vendor or manufacturer during the twelve (12) month period immediately preceding the effective date of the Consulting Agreement, and (iii) the Company sold to as a customer during the twelve (12) month period immediately preceding the effective date of the Consulting Agreement. This provision can be waived by written waiver executed by the Company’s President and Chief Executive Officer.

4     Non-Solicitation of Customers and Employees. During the Restricted Period, Consultant shall not (i) either directly or indirectly, solicit or attempt to solicit any customer of the Company for products, components or services that are provided by the Company, nor shall Consultant assist others with respect to such activities, and (ii) recruit, solicit or assist any employee of the Company to leave their employment with the Company and to accept employment or any other relationship with a business or enterprise that distributes or sells any products, components or services which are the same or similar to those distributed or sold by the Company.

5.     Enforcement and Construction. The restrictions contained in this Non-Compete Agreement are necessary to protect the Company’s valuable information and business interests, and the restrictions are reasonable for such purpose. If any part, term or provision of this Non-Compete Agreement is held by the courts to be illegal or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Non-Compete Agreement did not contain the particular part, term or provision held to be invalid. If any part, term or provision of this Non- Compete Agreement is determined by a court to be overbroad as written, Consultant specifically agrees and authorizes that said covenants and obligations shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities, in order to preserve their enforceability.

6.     Term of Non-Compete Agreement. The term of this Non-Compete Agreement shall commence on July 1, 2015 and shall remain in effect until June 30, 2017.

7.     Governing Law. The validity and construction of this Non-Compete Agreement or any of its provisions shall be determined under the laws of the State of Illinois.

8.     Entire Agreement. This Non-Compete Agreement contains the entire agreement of the parties and supersedes all prior agreements, written or oral, between Consultant and the Company relating to the subject matter of this Non-Compete Agreement. This Non-Compete Agreement may not be changed orally but only by an agreement in writing signed by Consultant and the Company.

Consultant	Anixter Inc.
By: /s/ Giulio Berardesca	By: /s/ Bob Eck
Giulio Berardesca	Bob Eck

Date: June 11, 2015	Its: /s/ President & CEO
President & CEO

Date: June 11, 2015